EXHIBIT 5.1

[Davis Polk & Wardwell Letterhead]

650-752-2018

October 30, 2003

Re:  Registration Statement on Form S-8

Vitesse Semiconductor Corporation
741 Calle Plano
Camarillo, CA 93012

Ladies and Gentlemen:

     We are acting as counsel for Vitesse Semiconductor Corporation (the “Company”) in connection with the filing of Amendment No. 1 to the Company’s Registration Statement (File No. 333-108230) on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 642,757 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon exercise of options outstanding under the Multilink Technology Corporation 2000 Stock Incentive Plan (the “Plan”).

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the adoption of the Plans as we have deemed necessary or advisable fo the purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that the Common Stock deliverable pursuant to the Plan, when delivered in accordance with the Plan upon receipt by the Company of adequate consideration therefor, will be duly authorized, validly issued, fully paid and nonassessable.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell